CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-49081 and 333-05715 of The Procter & Gamble Company on Form S-8 of our report dated September 13, 2004, appearing in this Annual Report on Form 11-K of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan for the year ended June 30, 2004.


/S/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Cincinnati, Ohio
December 9, 2004